Exhibit 99.1
FOR IMMEDIATE RELEASE
Innuity, Inc. Issues 1st Quarter 2006 Financial Results

Internet Technology Company Reports Significant Revenue Increase Related to Internet Marketing and Point of Sale Acquisitions, Plus InnuityDirect Launch
REDMOND, Wash. (May 15, 2006) – Innuity, Inc., an Internet technology company dedicated to helping small businesses succeed, today announced its financial results for the first quarter of 2006.
Consolidated revenues were $5.0 million for the first quarter of 2006, a 317% increase from $1.2 million reported during the same quarter of 2005. Contributing significantly to this substantial revenue increase were Innuity’s 2005 strategic acquisitions: the Internet marketing company, 10x Marketing, (now Innuity’s Lead Generation Services business) and the point-of-sale systems (POS) company, Jadeon (now Innuity’s In-Store Systems business).
Innuity reported an operating loss of $2.2 million for the first quarter of 2006 as compared to a $3.3 million loss during the same quarter of 2005. The company’s net loss for the first quarter of 2006 was $2.5 million (or $(0.13) per basic and diluted share), compared to a net loss of $3.4 million for the first quarter of 2005 (or $(0.82) per basic and diluted share). The operating loss and net loss for the first quarter of 2006 include non-cash charges of $1.4 million, which include a charge of $381,000 for share-based payments, $416,000 of amortization of prepaid royalty costs, $255,000 of accretion of debt discount and $311,000 of depreciation, amortization and other non-cash charges. Non-cash charges for the first quarter of 2005 were $3.0 million, which include a charge of $2.5 million for share-based payments, $416,000 of amortization of prepaid royalty costs, $21,000 of accretion of debt discount and $80,000 of depreciation, amortization and other non-cash charges. Innuity ended the first quarter of 2006 with a working capital deficit of $3.6 million.
“Innuity’s revenue increase year-over year reflects the results of our strategic Internet marketing and POS systems acquisitions, as well as the launch of www.innuitydirect.com, our direct sales engine for all business lines,” said John Wall, chairman and chief executive officer of Innuity. “These acquisitions have added a strong set of new online marketing applications and POS management systems to our small business product offerings, and customers are responding very positively.”
Wall continued, “During this period we also continued to aggressively invest in company infrastructure, product integration, sales and marketing and development in an effort to assimilate and grow our new business lines and successfully bring all products to market. We plan to enrich and expand our product offerings in 2006 in order to help small businesses cost effectively grow their revenues, reach and serve customers and run everyday operations.”
About Innuity
Headquartered in Redmond, WA, Innuity is an Internet technology company that designs, acquires and integrates applications to deliver solutions for small business. The company’s Internet technology is based on an affordable, on-demand model that allows small businesses to simply interact with customers, business partners, and vendors and efficiently manage their businesses. Innuity delivers its on-demand applications through its Internet technology platform, Innuity Velocity™. The Velocity technology platform enables use-based pricing, provides the opportunity to choose applications individually or as an integrated suite and ensures minimum start-up costs and maintenance. For more information on Innuity, go to www.innuity.com.

This press release contains statements and information about management’s view of the Innuity’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those described, including risks and uncertainties associated with the anticipated benefits of the merger, general economic conditions, Innuity’s inability to sufficiently anticipate market needs and develop products and enhancements that achieve market acceptance, higher than anticipated expenses in future quarters, and Innuity’s working capital deficit and its ability to continue as a going concern.
Media contact:
Bob Silver
MWW Group for Innuity
206-689-8505 (office)
206-355-2993 (cell)
bsilver@mww.com
IR contact:
Laurie S. Roop
Shareholder Relations
435-652-3884 (direct)
laurie@shareholder-relations.net

INNUITY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2006	2005
	(Unaudited)
ASSETS

Current Assets
Cash and cash equivalents	$180,817	$696,997
Settlement deposits	713,633	529,900
Settlement receivable, net of allowance for doubtful accounts	448,172	254,499
Trade accounts receivable, net of allowance for doubtful accounts	2,431,167	1,848,819
Inventories, net of allowance for obsolete inventory	529,366	522,600
Prepaid royalty	831,498	1,247,246
Other current assets	240,781	209,813

Total Current Assets	5,375,434	5,309,874

Property and equipment, net	349,367	347,724
Intangible Assets, net	2,116,619	2,370,714
Goodwill	1,833,220	1,833,220

Total Assets	$9,674,640	$9,861,532

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities
Trade accounts payable	$1,792,671	$1,595,272
Accrued salaries and wages	534,020	406,036
Merchant settlement payable	1,242,927	774,975
Accrued liabilities	942,309	777,190
Deferred revenues	1,913,696	1,575,442
Line of credit	599,515	489,515
Related party notes payable, current portion, net of discount	658,106	658,106
Long-term debt, current portion	1,200,000	1,215,000
Capital lease obligations, current portion	50,579	36,420

Total Current Liabilities	8,933,823	7,527,956

Long-Term Liabilities
Related party notes payable, net of discount	397,109	1,470,867
Long-term debt, net of discount	—	3,397,563
Capital lease obligations	75,399	52,102

Total Long-Term Liabilities	472,508	4,920,532

Total Liabilities	9,406,331	12,448,488

Stockholders’ Equity (Deficit)	268,309	(2,586,956)

Total Liabilities and Stockholders’ Equity (Deficit)	$9,674,640	$9,861,532

INNUITY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended March 31,
	2006	2005
Revenues
Product sales	$1,899,841	$—

Services	3,058,030	1,202,583

Total revenues	4,957,871	1,202,583

Operating expenses
Cost of product sales	1,560,053	—

Cost of services	1,711,945	342,211

General and administrative	1,483,060	2,961,395

Selling and marketing	1,352,186	498,023

Research and development	364,445	296,165

Royalty expense	415,748	415,749

Amortization expense	254,336	37,618

Loss from operations	(2,183,902)	(3,348,578)

Other income/expense

Interest expense	(339,842)	(28,588)

Other income	67,387	—

Net Loss	$(2,456,357)	$(3,377,166)

Basic and Diluted Loss Per Common Share	$(0.13)	$(0.82)

Basic and Diluted Weighted-Average Common Shares Outstanding	18,291,089	4,097,753

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